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                                                     EXHIBIT NO. 99.8(b)

                          AMENDMENT TO CUSTODIAN AGREEMENT



         AGREEMENT made as of this 22nd day of February, 1978, between Massachusetts Investors Trust, a Massachusetts business trust having its principal place of business in Boston, Massachusetts (hereinafter called "Trust") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation having its principal place of business in Boston, Massachusetts (hereinafter called "Custodian");

                                  WITNESSETH THAT:

         It is mutually agreed that the Custodian Agreement made by the parties on the 6th day of December, 1934, is hereby amended by adding thereto the following new Article:

         Use of a System for the Central Handling of Securities

         Notwithstanding any other provision of this Agreement, it is expressly understood and agreed that the Custodian is authorized in the performance of its duties hereunder to use the facilities of Depository Trust Company, or any similar system, for the central handling of securities (hereinafter called a "securities depository system" or "such system"), with which securities are authorized to be deposited under the provisions of Section 17(f) of the Investment Company Act of 1940, as from time to time amended, subject to such rules, regulations and orders as may be adopted by the Securities and Exchange Commission thereunder. Without limiting the generality of such use it is agreed that the following provisions shall, subject to such rules, regulations and orders, apply thereto:

         A. Such system may be used to hold, receive, exchange, release, deliver and otherwise deal with the securities owned by the Trust, including stock dividends, rights and other items of like nature, and to receive and remit to the Custodian all income and other payments thereon and to take all steps necessary and proper in connection with the collection thereof.
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         B. Registration of the Trust's securities may be made in the name of any nominee or nominees used by such system.

         C. Payment for securities purchased and sold may be made through the clearing medium employed by such system for transactions of participants acting through it.

         D. The Custodian shall be subject to the same liability with respect to all securities of the Trust, and all cash, stock dividends, rights and items of like nature to which Trust is entitled, held or received by such system, as if the same were held or received by the Custodian at its own offices.

         This Agreement is executed in two counterparts, each of which shall be deemed an original.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.


ATTEST:                                MASSACHUSETTS INVESTORS TRUST



ARNOLD D. SCOTT                        By:    W. T. LONDON
Arnold D. Scott                               W.T. London
Secretary


ATTEST:                                STATE STREET BANK AND TRUST
                                        COMPANY


MICHAEL GORDON                         By:      L. M. LOCEN
Michael Gordon                                  L.M. Locen
Assistant Secretary                             Vice President